Exhibit 99.1

CONTACT INFO Cindy Bradehoft Director of Investor Relations 10050 Crosstown Circle, Suite 105 Eden Prairie, Minnesota 55344 phone: 952.401.4835 fax: 952.401.7058 email:cbradehoft@iret.com

Investors Real Estate Trust Announces Senior Management Changes;
Declares Common and Preferred Share Distributions

Minot, ND - February 13, 2015 - Investors Real Estate Trust (NYSE:IRET) (NYSE:IRET PR) (NYSE:IRET PRB) announced today that the Company’s Board of Trustees has appointed Diane K. Bryantt as Executive Vice President and Chief Operating Officer of the Company, replacing Thomas A. Wentz, Jr., who recently resigned from the Company to pursue other opportunities. Ms. Bryantt, 50, was previously Executive Vice President and Chief Financial Officer of the Company. She has been with the Company for more than 18 years in a variety of senior management roles, including Controller, Corporate Secretary, and Senior Vice President and Chief Financial Officer, prior to being appointed Executive Vice President and Chief Financial Officer in June 2012.

Ted E. Holmes, 44, has been promoted to Executive Vice President and Chief Financial Officer. Mr. Holmes, who has been with the Company for over five years, was previously Senior Vice President, Finance. Mr. Holmes has over 20 years of experience in the financial industry, including employment with Towle Financial Services, a privately-held mortgage banking company in Minneapolis, and with Wells Fargo Bank, N.A.

Nancy Andersen, 37, has been promoted to Vice President and Principal Accounting Officer of the Company, and in this capacity will have primary responsibility for the Company’s accounting operations and financial reporting. Ms. Andersen joined the Company in 2003 and served as Financial Officer, Assistant Controller, and Vice President and Controller before being appointed in September 2012 to the position of Vice President and Chief Accounting Officer under the direction of Ms. Bryantt. Ms. Andersen holds a Bachelor of Science degree in Accounting and Finance from Minot State University, and has earned the designations of Certified Public Accountant from the North Dakota State Board of Accountancy and Chartered Global Management Accountant from the American Institute of Certified Public Accountants.

Mark W. Reiling, 57, formerly the Company’s Executive Vice President of Asset Management, has assumed the newly-created position of Executive Vice President and Chief Investment Officer, responsible for portfolio strategy, including acquisitions, dispositions and development projects. In this role, Mr. Reiling will report to Timothy P. Mihalick, the Company’s President and Chief Executive Officer. Mr. Reiling has over 35 years of commercial real estate experience, and holds the CRE designation from the Counselors of Real Estate and the SIOR designation from the Society of Industrial and Office Realtors.

Mr. Mihalick commented, “The management changes that IRET is announcing today will refocus and leverage the existing expertise of our top executives, allowing us to continue our progress in streamlining our property portfolio.

Diane, Mark and Ted bring proven leadership abilities to their new positions, and Nancy illustrates the depth of talent of our next generation of leaders. I look forward to working with these executives in their new roles.”

Separately, Investors Real Estate Trust announced that the Company’s Board of Trustees has declared a regular quarterly distribution of $0.1300 per share/unit payable on April 1, 2015 to common shareholders and unitholders of record at the close of business on March 16, 2015.

This $0.1300 per common share/unit distribution will be the 176th consecutive quarterly distribution paid by IRET since its inception in 1970.  The previous regular quarterly distribution, also of $0.1300 per common share/unit, was paid January 16, 2015.

Investors Real Estate Trust’s Board of Trustees also declared on February 13, 2015 a distribution of $0.515625 cents per share on the Company’s Series A Cumulative Redeemable Preferred Shares (NYSE: IRET PR).  This distribution will be payable March 31, 2015 to Series A preferred shareholders of record at the close of business on March 16, 2015. Series A preferred share distributions are cumulative and payable quarterly in arrears at an annual rate of $2.0625 per share.

Also on February 13, 2015, the Board of Trustees declared a distribution of $0.496875 per share on the Company’s 7.95% Series B Cumulative Redeemable Preferred Shares (NYSE: IRET PRB), payable March 31, 2015 to Series B preferred shareholders of record at the close of business on March 16, 2015. Series B preferred share distributions are cumulative and payable quarterly in arrears at an annual rate of $1.9875 per share.

About Investors Real Estate Trust

Investors Real Estate Trust is an equity real estate investment trust. Its business consists of owning and operating income-producing multi-family residential, healthcare and commercial properties located primarily in the upper Midwest. Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis and St. Cloud, Minnesota.

Safe Harbor

Statements about IRET’s future expectations and all other statements in this press release other than historical facts are subject to various risks and uncertainties, and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results.

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